Exhibit 10.2

Certain identified information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed. Such information has been marked with a “[***]”.

AMENDED AND RESTATED license agreement

CWRU Western Reserve University – Lucid Diagnostics Inc.

This Amended and Restated License Agreement (hereinafter “Agreement”) entered into as of this 23rd day of August 2021 (“A&R Effective Date”) by and between Case Western Reserve University, an Ohio non-profit corporation, having a principal place of business at 10900 Euclid Avenue, Cleveland, Ohio 44106 (“CWRU”) and Lucid Diagnostics Inc., a Delaware corporation, having a principal place of business at One Grand Central Place, Suite 4600, New York, NY 10165 (“Licensee”). Upon the A&R Effective Date, this Agreement shall amend and restate in its entirety the Existing License Agreement, which existing agreement shall thereafter be of no force and effect.

WITNESSETH

WHEREAS, Licensee is a subsidiary of PAVmed Inc. (“PAVmed”), a for-profit corporation, having a principal place of business at One Grand Central Place, Suite 4600, New York, NY 10165;

whereas, CWRU owns certain rights in certain technology relating to “Esophageal Collection device and Aberrant Vimentin DNA Methylation as a Biomarker of Upper Gastrointestinal Neoplasias” and applications thereof and is interested in licensing same;

WHEREAS, Licensee desires to acquire rights in and to the technology upon the terms and conditions herein set forth;

WHEREAS, CWRU and Licensee entered into a License Agreement effective May 12, 2018 (the “Effective Date”) which was subsequently amended by mutual agreement effective November 20, 2019. The License Agreement and First Amendment to the License Agreement are collectively referred to as the “Existing License Agreement”; and

WHEREAS, CWRU and Licensee desire to amend and restate the Existing License Agreement as set forth hereinafter;

NOW THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties agree as follows:

1. DEFINITIONS

1.1 The term “CLIA” shall mean the Clinical Laboratory Improvements Amendments and associated regulations set forth in 42 C.F.R. Part 493 (Laboratory Requirements).

1.2 The term “Clinical Trial” shall mean the use of a Licensed Product(s) in human subjects in a clinical trial conducted by Licensee accordance with 21 C.F.R. Part 312.

1.3 The term “Copyrights” shall mean CWRU’s copyrights in the Licensed Technology.

1.4 The term “Derivative” shall mean intellectual property (whether in the nature of trade secrets, copyrights, patent applications, patents or other rights) developed by Licensee, which includes, or is based in whole or in part on, the Licensed Technology, including, but not limited to computer software, translations of the Licensed Technology to other foreign languages, adaptation of the Licensed Technology to hardware platforms, abridgments, condensations, revisions, and software incorporating all or any part of the Licensed Technology which may also include Licensee-created modifications, enhancements or other software. Licensee shall be entitled to establish its ownership interest in all Derivatives (but not the Licensed Technology incorporated therein which is not itself a Derivative), other than any Derivatives that incorporate claims in respect of intellectual property that is deemed owned by CWRU by virtue of the application of Section 9, which Derivatives shall be owned by CWRU, provided (a) that all Derivatives (whether owned by Licensee or CWRU) shall be considered Licensed Technology and subject to the terms of this Agreement, including but not limited to, Royalties, and Field of Use (b) Derivatives may not be made, used, or disposed of prior to the end of twenty (20) years from the Effective Date or the expiration date of the last to expire Patent, whichever comes later, unless the License granted under 2.1 of this Agreement is then in effect, and (c) Licensee shall promptly notify CWRU of Licensee-originated bug fixes to the Licensed Technology, which shall be part of the Licensed Product and owned by CWRU. Any copyright registration by Licensee for Derivatives shall give full attribution to CWRU’s Copyrights. CWRU, [***], and any non-profit health care institutions affiliated with CWRU, shall have the right to use Derivatives for research, educational, academic and administrative purposes. If this Agreement terminates or is terminated before the end of the term specified in Section 3 all right, title, and interest in any Derivatives owned by Licensee shall be transferred to CWRU. For clarity, all Derivatives existing as of the A&R Effective Date are listed on Schedule 1.4, attached hereto.

1.5 The term “Dispose” or “Disposition” shall mean the sale, lease or other transfer of Licensed Product(s).

1.6 The term “Dollar”, “U.S. Dollar” and “U.S. $” shall mean lawful money of the United States of America.

1.7 The term “esophagus” means the muscular tube connecting the throat with the stomach, the gastroesophageal junction any other organs related thereto.

1.8 The term “FDA” shall mean the U.S. Food & Drug Administration.

2

1.9 The term “FDA Clearance” shall mean the receipt by the Licensee of a 510(k) clearance letter from the FDA submission for a Licensed Product.

1.10 The term “Field of Use” shall mean Use of the Licensed Technology in humans for the detection of changes in the esophagus, including but not limited to Gastroesophageal Reflux Disease, Barrett’s Esophagus and esophageal cancer and tumors for the purpose of collection of esophageal samples, analysis of esophageal samples, and screening, diagnosing, disease staging, disease monitoring and disease prognosis.

1.11 The term “First Commercial Sale” shall mean, with respect to any Licensed Product(s), the first sale for which Revenue has been recognized by Licensee for use or consumption by the general public of such Licensed Product in any country after all required Regulatory Approvals have been granted in such country.

1.12 The term “Fiscal Quarter” or “Quarter” shall refer to the normal quarterly accounting periods of Licensee; if Licensee does not have normal quarterly accounting periods, then “Fiscal Quarters” shall mean the calendar three months periods commencing with January of each year.

1.13 The term “Foreign Equivalent” shall mean the performance or occurrence of activities in non-U.S. jurisdictions similar to the performance or occurrence of activities in the United States covered by the terms “Clinical Trial,” “Regulatory Clearance”, “510(k) Clearance”, “PMA” and “Regulatory Approval,” as each such term is defined in this Article.

1.14 The term “Licensed Product” or “Product” shall consist of any product, service and/or process that either takes a sample from the esophagus and/or tests a sample from the esophagus for one or more DNA biomarkers within the Field of Use, which incorporates either:

(a) a sampling device which incorporates or utilizes Licensed Technology or a Derivative (the “Licensed Device”); or

(b) a DNA biomarker test which incorporates or utilizes Licensed Technology or a Derivative thereof (a “Licensed Biomarker Test”).

For clarity, a Licensed Product or Product may, but shall not be required to, incorporate both the Licensed Device and a Licensed Biomarker Test.

1.14.1 The term “Licensed Technology” or “Technology” shall mean (i) the technology described in Attachment A on an “as is” basis on the Effective Date; (ii) the trade secrets, know-how, design architecture and the software and algorithm related to the technology described in Attachment A, including related code and related Copyrights, on an “as is” basis on the Effective Date; (iii) any claims issuing on Patents covering the foregoing parts i or ii; (iv) Derivatives.

1.14.2 “Licensed Technology” or “Technology” also includes (i) the technology described on Attachment B on an “as is” basis on November 20, 2019 (the “First Amendment Effective Date”); (ii) the trade secrets, know-how, design architecture and the software and algorithm related to the technology described in Attachment B, including related code and related Copyrights, on an “as is” basis on the First Amendment Effective Date; (iii) any claims issuing on Patents covering the foregoing parts i or ii; (iv) Derivatives, subject to the restriction in Sections 2.2.1 and 5.9.

3

1.15 The term “Market Exclusivity Period” refers to any exclusive marketing rights granted by the FDA or other U.S. government agency for a specified period upon Regulatory Clearance or Regulatory Approval.

1.16 The term “Management Services Agreement” shall mean a contract between one or more management consultants and Licensee to assist in the management of Licensee.

1.17 The term “Net Sales” shall mean the total Revenues received from the manufacture, use, Disposition or, with respect to Licensed Products that are used in connection with a Licensed Biomarker Test, processing of, Licensed Products or the samples therein, less the total of all:

a.	discounts allowed in amounts customary in the trade;
b.	sales tariffs, duties and/or taxes imposed on the Licensed Products;
c.	outbound transportation prepaid or allowed;
d.	amounts received in respect of product trials or samples offered in the ordinary course of business on customary terms; and
e.	amounts allowed or credited on returns.

No deduction shall be made for commissions paid to individuals (whether independent sales agents or persons regularly employed by Licensee). Notwithstanding the foregoing, the Net Sales from the Disposition of any Licensed Product that makes use of a Licensed Device to take a sample which is later evaluated in a test other than with a Licensed Biomarker Test (a “Hybrid Licensed Product”), shall equal [***] of the direct per unit cost associated with manufacturing the Licensed Device, excepting, if the Hybrid Licensed Product makes use of a Licensed Device to take a sample which is later evaluated in a test other than a Licensed Biomarker Test for detecting Barrett’s Esophagus or esophageal cancer, in which case, the Net Sales from such Disposition shall equal [***] of the direct per unit cost associated with manufacturing the Licensed Device; provided that if a portion of the Net Sales from the Disposition of any Hybrid Licensed Product is by the terms of the Disposition expressly allocated to the Licensed Device and such allocated portion exceeds the amount that would be derived under the above formula, the Net Sales from the Disposition of such Hybrid Licensed Product shall be such higher amount. The direct per unit cost associated with manufacturing the Licensed Device shall be the average price per unit paid by Licensee to third parties it has engaged for the manufacturing of the device during the six-month period prior to any applicable date of determination; provided that, under no circumstances shall the direct per unit cost be below [***].

1.18 The term “Other Proceeds” shall mean a percentage of other, non-royalty, proceeds received by Licensee pursuant to a sublicense by Licensee of rights to commercialize Licensed Product(s). Other Proceeds shall include but not be limited to all sublicense issue fees, maintenance fees and non-sales related sublicense milestone payments received by Licensee directly related to the sublicense.

4

1.19 The following applies to Technology as defined in 1.14.1 listed in Attachment A:

The term “Patent(s)” shall mean any patent, continuation, continuation-in-part, divisional, or reissue in the U.S.A. or in any other country, which issues to CWRU and is based on intellectual property in existence at the date of the signing of this Agreement.

The following applies to Technology as defined in 1.14.2 listed in Attachment B:

The term “Patent(s) shall mean any patent, continuation, continuation-in-part, divisional, or reissue in the U.S.A. or in any other country, which issues to CWRU and is based on intellectual property in existence at the First Amendment Effective Date.

1.20 The term “PMA” shall mean Premarket Approval Application submitted under Section 515 of the Act.

1.21 The term “Prime Rate” shall mean the interest rate per Year announced from time to time by Key Bank, Cleveland, Ohio, as its prime rate.

1.22 The term “Regulatory Approval” shall mean FDA approval, clearance, or Foreign Equivalent which may include PMA Approval and/or 510(k) Clearance

1.23 The term “Revenue” shall mean the U.S. Dollar value of all consideration (excluding Other Proceeds) realized by Licensee for the Disposition of Licensed Product(s) as determined in accordance with U.S. generally accepted accounting principles.

1.24 The term “Royalties” shall mean Disposition royalties which are calculated as a percentage of Net Sales and will be payable by Licensee to CWRU under the provisions of this Agreement.

1.25 The term “PMA Submission” shall mean the initial filing of a PMA with the FDA or Foreign Equivalent.

1.26 The term “Third Party(ies)” shall mean any party other than the Licensee or CWRU.

1.27 The term “Year” refers to contract years of the License Agreement, i.e., a 12-month period starting with the date (or anniversary) of the Effective Date.

1.28 The term “510(k)” shall mean a premarket notification submitted pursuant to 21 C.F.R. § 807 and containing either a 510(k) summary or a 510(k) statement.

1.29 The term “510(k) Clearance” shall mean the determination by the FDA under 21 C.F.R. § 807.100 that the device has been found to be substantially equivalent to a legally marketed predicate device.

5

2. License grant

2.1. Subject to the terms of this Agreement, including without limitation the reserved rights of CWRU and [***], CWRU hereby grants to Licensee, and Licensee hereby accepts, an exclusive, world-wide right to use the Licensed Technology to make, have made, use and Dispose of Licensed Products within the Field of Use.

2.2 CWRU hereby grants to Licensee the right to grant sublicenses, provided that: (i) the sublicensee agrees to abide by and be subject to all the terms and provisions of this Agreement applicable to Licensee; (ii) the sublicensee shall have no further right to grant sublicenses under this Agreement; (iii) in the event any sublicensee (or any entity or person acting on its behalf) initiates any proceeding or otherwise asserts any claim challenging the validity or enforceability of any Patent in any court, administrative agency or other forum, Licensee shall, upon written request by CWRU, terminate forthwith the sublicense agreement with such sublicensee, and the sublicense agreement shall provide for such right of termination by Licensee; (iv) the sublicense agreement shall provide that, in the event of any inconsistency between the sublicense agreement and this Agreement, this Agreement shall control; (v) Licensee remains fully liable for the performance of its and its sublicensee’s obligations hereunder; (vi) Licensee notifies CWRU of any proposed grant of a sublicense and provides to CWRU, upon request, a copy of any proposed sublicense agreement seven (7) business days prior to execution thereof; (vii) no such sublicense or attempt to obtain a sublicensee shall relieve Licensee of its obligations under Section 4 hereof, nor relieve Licensee of its obligations to pay CWRU any and all license fees, royalties and other payments due under the Agreement; and (viii) each sublicensee must be subject to a written agreement that contains obligations, terms and conditions in favor of [***], as applicable, that are substantially similar to those undertaken by Licensee in favor of [***], as applicable, under this Agreement and intended for the protection of the [***], including, without limitation, the obligations, terms and conditions regarding indemnification, insurance and [***]’s third party beneficiary status. In addition, Licensee shall also provide CWRU with a copy of the executed sublicense within seven (7) days after its execution.

2.2.1 Notwithstanding the foregoing, CWRU also grants to Licensee the right to grant to PAVmed, the majority shareholder of Licensee, and its subsidiaries and controlled affiliates, a perpetual, royalty-free, world-wide right to use Technology defined in 1.14.2 (2) that is listed in Attachment B hereto (and related Patents and any Derivatives thereof) outside the Field of Use for internal, non-commercial research purposes only.

2.2.2 Notwithstanding the foregoing, any sublicense must include a grant of rights with respect to both the Licensed Device and a Licensed Biomarker Test and may not allow for the Disposition of solely a Licensed Biomarker Test or solely the Licensed Device without written consent from CWRU, not to be unreasonably withheld.

2.3 CWRU, [***], and any non-profit health care institutions affiliated with CWRU, shall have the right to use, free of charge, any product or process, developed by Licensee which contains or is based on any of Licensed Technology, and/or Derivatives, for research (including but not limited to clinical research by itself or in conjunction with a healthcare institution), educational, academic, or administrative purposes.

6

2.4 No provision of this Agreement shall restrict CWRU’s ability to conduct further research and development in the area of Licensed Technology or other areas.

2.5 All Licensed Products shall be manufactured, sold and performed by Licensee in compliance with all applicable governmental laws, rules and regulations. Licensee shall keep CWRU fully informed of, and shall move expeditiously to resolve, any complaint by a governmental body relevant to Licensed Products, except for complaints subject to the Section of this Agreement entitled “Infringement”.

2.6 CWRU retains the right to grant either exclusive or non-exclusive licenses for the Licensed Technology in fields of use other than the Field of Use for which the license hereunder is granted after the Effective Date (a “Permitted License”). CWRU shall provide prompt written notice to Licensee of any Permitted License granted by CWRU, and any material changes to the field of use under any Permitted License or any other outstanding license agreements with any Third Party(ies) or status thereof from and after the Effective Date. Each such notice shall include a reasonably detailed description of the field of use of such Permitted License, or of the material changes to the field of use or status thereof, as applicable, provided that in no event shall CWRU be required to disclose pursuant to the foregoing the identity of any licensee under such Permitted License or any other outstanding license agreements with any Third Party(ies), or any information it is otherwise required to keep confidential pursuant to the terms of such Permitted License or any other outstanding license agreements with any Third Party(ies) (although CWRU shall use diligent efforts to ensure the terms of each Permitted License permit the disclosure to Licensee of the field of use for such Permitted License, and any material changes to the field of use or status thereof, and if despite such efforts CWRU is restricted from making any such disclosure regarding the field of use under such Permitted License, CWRU shall certify in writing to Licensee that the field of use under such Permitted License or the change thereto under such Permitted License or under other outstanding license agreements with any Third Party(ies) does not overlap with the Field of Use hereunder).

2.7 If Licensed Technology was supported under a United States Government funding agreement, then (a) the United States Government has been or will be granted licensing rights as required under the terms of those federal agreements, (b) all rights and requirements of the United States Government and others under Public Law 96-517, and Public Law 98-620, including but not limited to government purpose license, march-in rights, and obligations to provide materials to other researchers shall remain and shall in no way be affected by this Agreement and any right granted in this Agreement greater than that permitted under Public Law 96-517, or Public Law 98-620, shall be subject to modification as may be required to conform to the provisions of those statutes, and (c) products sold in the United States of America, embodying or produced through use of Licensed Technology, will be manufactured substantially in the United States of America, unless a waiver has been obtained from the federal funding agency under whose funding agreement the Licensed Technology was generated.

7

2.8 Retained Rights to the Licensed Technology. Notwithstanding the license granted in this Agreement, CWRU, and any non-profit health care institutions affiliated with CWRU, shall retain all rights to use the Licensed Technology for non-commercial research (including but not limited to clinical research by itself or in conjunction with a healthcare institution), educational, academic, or administrative purposes, even in the Field of Use, and shall have the right to permit other academic and nonprofit institutions to use the Licensed Technology for the same purposes. Licensee acknowledges that it has been informed that the Licensed Technology was developed, at least in part, by employees of [***] and that [***] has a paid-up, non-exclusive, irrevocable license to use the Licensed Technology for [***]’s research purposes, but with no right to assign or sublicense (the “[***]”). This license is explicitly made subject to the [***].

2.9 Supply of Research Materials. At Licensee’s expense, and subject to a materials transfer and confidentiality agreement to be negotiated in good faith by the parties, Licensee will provide to CWRU reasonable quantities of all research materials produced, or in the future developed, by the Licensee for the use by CWRU, [***], and other academic and nonprofit institutions in a manner consistent with Section 2.8 above. CWRU shall not use such research materials in a manner detrimental to the Licensee’s legitimate commercial interests in the Licensed Technology granted under this Agreement or transfer such research materials to any Third Party(ies) obtained under this Section 2.9 without the prior written consent of the Licensee. Commercializing or seeking to commercialize such research materials and their derivatives within the Field of Use shall be deemed “detrimental to the Licensee’s commercial interests” within the intent of this Section.

3. TERM OF THIS AGREEMENT

The term of the License shall conclude on the expiration date of the last-to-expire Patent, or at the end of twenty (20) years from the Effective Date in countries where no Patents exist or upon expiration of any exclusive marketing rights, which have been granted by the FDA or other U.S. government agency for a Licensed Product in the United States, whichever comes later, unless otherwise terminated pursuant to another provision of the Agreement.

4. DUE DILIGENCE

4.1 Licensee shall agree to use commercially best efforts to diligently develop, seek Regulatory Approval for, manufacture, market, and otherwise commercialize Licensed Product(s). Thereafter, until the termination of the License Agreement, Licensee shall continue to use its commercially best efforts to market and maintain reasonable availability of the Licensed Products for distribution to, and use by, the public.

4.2 Licensee shall use its commercially best efforts to manufacture, market, and otherwise commercialize Licensed Product(s). Without limiting the generality of the foregoing, it is hereby acknowledged and agreed that Licensee has timely met the following development, regulatory and commercialization performance milestones:

Milestone I: FDA submission for a first Licensed Product

.

Milestone II: FDA Clearance for a first Licensed Product

Milestone III: First Commercial Sale of a first Licensed Product

8

4.3 On the Effective Date PAVmed and Licensee shall enter into a Management Services Agreement, whereby PAVmed shall manage Licensee’s operations until such time as Licensee’s board of directors determines that an independent management team is appropriate.

5. ROYALTIES AND FEES

5.1 Licensee shall pay CWRU royalties (the “Royalties”) on Net Sales of Licensed Products covered by the Patents according to the following schedule:

Royalty	Net Sales
5% Royalty	Payable on Net Sales less than $100,000,000 per Year

8% Royalty	Payable on Net Sales greater than or equal to $100,000,000 per Year

If, on a country-by-country basis and Licensed Product-by-Licensed Product basis, a Licensed Product is not covered by the Patents, Licensee shall pay CWRU Royalties as follows:

Royalty	Net Sales
4% Royalty	Payable on Net Sales of such Licensed Product in such country, regardless of the amount of Net Sales

Royalties shall be payable on a Licensed Product-by-Licensed Product and country-by-country basis until the later of:

(a)	The expiration of the last-to-expire patent covering such Licensed Product in such country;

(b)	Twenty (20) Years after the Effective Date if such Licensed Product is not covered by the Patents in such country; or

(c)	The expiration date of any Market Exclusivity rights, which have been granted by the FDA or other United States government agency for such Licensed Product in the United States.

5.2 Licensee shall pay CWRU a percentage of all Other Proceeds according to the following schedule (such payments, “Other Payments”):

30%	Prior to First Commercial Sale of a Licensed Product
15%	Following First Commercial Sale of a Licensed Product

9

Licensee may deduct from Other Payments to CWRU for a calendar year the sums distributed to CWRU as a shareholder in Licensee (“Distributions”) in the same calendar year. In the event that Distributions exceed the amount due to CWRU for Other Payments in a calendar year, Licensee shall not be obligated to remit to CWRU Other Payments in that calendar year, but no credit (or deduction) shall be applied to Other Payments due to CWRU for the following year(s).

Other Proceeds shall exclude:

(a)	proceeds derived from any equity or debt financing provided such financing is reasonably priced relative to prevailing market conditions; and

(b)	proceeds received pursuant to assignment of the License Agreement to a Third Party that acquires all or substantially all of the business to which the Agreement relates by merger, sale of assets or otherwise (including a trade sale).

5.3 As of the A&R Effective Date, CWRU has been issued 943,464 shares of common stock, par value $0.001 per share (“Common Stock”) in Licensee representing seven and seven tenths percent (7.7%) of the shares in Licensee, on a fully diluted basis, taking into account any equity securities then issued and outstanding. [***]

5.4 So long as the Shareholders Agreement remains in effect, CWRU shall have the right, but not the obligation to appoint one observer to attend and participate in, but who will not have any voting rights with respect to, all meetings of the managing board of directors of Licensee (the “Board”), all committees of the Board and all subcommittees of the Board (the “Board Observer”). The Board Observer will have the right to receive all meeting materials sent to the members of the Board, committee members and subcommittee members; provided, however, the Licensee, in its sole discretion, shall have the right to withhold materials or exclude the Board Observer from a portion of a meeting to the extent that delivery of such material or attendance at such portion of a meeting would be reasonably likely, in the reasonable judgment of the Licensee’s counsel, to render any attorney-client privilege of the Licensee ineffective or otherwise limited in any material respect; and provided, further that, prior to any such attendance or participation, the Board Observer has executed a confidentiality agreement in substance and form reasonably acceptable to the Licensee.

10

5.5 Licensee shall pay CWRU a minimum annual royalty, which shall be fully creditable against Royalties payable during the same calendar year, as follows:

$50,000 per Year	Beginning on January 1 following the first anniversary of the First Commercial Sale of a Licensed Product.

$150,000 per Year

If Licensee’s Net Sales for a Year equal or exceed twenty-five million Dollars ($25,000,000) the minimum royalty per year shall increase to one hundred fifty thousand Dollars ($150,000) per year on the following anniversary of the Effective Date and subsequent Years.

$300,000 per Year

If Licensee’s Net Sales for a Year equal or exceed fifty million Dollars ($50,000,000) the minimum royalty per year shall increase to three hundred thousand U.S. Dollars ($300,000) per year on the following anniversary of the Effective Date and subsequent Years.

$600,000 per Year	If Licensee’s Net Sales for a Year equal or exceed one hundred million Dollars ($100,000,000) the minimum royalty per year shall increase to six hundred thousand U.S. Dollars ($600,000) per year on the following anniversary of the Effective Date and subsequent Years.

5.6 Annual Minimum Royalty payments are to be adjusted by the cumulative percentage change in the CPI-W Consumer Price Index between the December preceding the Effective Date and the December preceding the date on which the payment in question is payable.

5.7 The Licensee will pay $200,000 to CWRU within thirty (30) days of PMA submission for a Licensed Product (the “PMA Milestone Payment”). Licensee shall promptly notify CWRU upon the PMA submission for a Licensed Product.

5.8 Royalty if Licensee Challenges the Patent(s). Notwithstanding the above, should Licensee bring an action seeking to invalidate any Patent included in the Licensed Technology, Licensee will pay Royalties to CWRU at the rate of two (2) times the applicable royalty rate of Net Sales during the pendency of such action. These Royalties shall not be refundable. Moreover, should the outcome of such action determine that any claim of a Patent(s) challenged by Licensee is both valid and infringed by a Licensed Product, Licensee will pay Royalties at the rate of three (3) times the applicable royalty rate of Net Sales thereafter. Further, during the pendency of any action seeking to invalidate any Patent(s) included in the Licensed Technology, Licensee shall not pay Royalties into any escrow or other similar account but shall continue to pay amounts due to CWRU.

11

5.9 Should PAVmed, its subsidiaries and/or controlled affiliates desire to expand their rights to the Technology listed in Attachment B of this Agreement (and related Patents and any Derivatives thereof) outside the Field of Use to include commercial purposes, such as the sales of product(s), the parties shall meet and negotiate in good faith to discuss the Royalty to be applied to such product. Such negotiation shall take into account whether or not the Technology listed in Attachment B is being sold as a standalone product or included as part of a combination product (it being agreed and understood that so long as the Technology listed in Attachment B is not being sold as a standalone product, the maximum Royalty percentage shall be [***]). Any such negotiations shall be memorialized in writing through a written amendment to this Agreement to include the applicable provisions regarding Royalties payable.

5.10 As partial consideration for entering into this Agreement, Licensee shall pay to CWRU a one-time fee of ten thousand Dollars ($10,000) due and payable within thirty (30) days of the A&R Effective Date.

5.11 Licensee acknowledges and agrees that, in establishing the pricing for any Licensed Product, it shall, and shall ensure that its Sublicensees will, act in good faith and not take any action the purpose of which is to avoid or reduce, or seek to avoid or reduce, any Royalties payable hereunder.

6. DNA BIOMARKERS.

If Licensee or any of its subsidiaries or controlled affiliates files a patent application with respect to, licenses or acquires from any Third Party or partners with any Third Party with respect to, any diagnostic technology for use with the Licensed Device within the Field of Use, Licensee shall give CWRU written notice of such patent application or license, within thirty (30) days of the filing of such patent application or the completion of such license, acquisition or partnership.

7. PAYMENT TERMS

7.1 Royalties shall be paid by Licensee to CWRU, as defined in the Section entitled “Royalties” for each Fiscal Quarter within sixty (60) days of the end of such Fiscal Quarter, until this Agreement expires or is terminated in accordance with this Agreement. If this Agreement terminates before the end of a Fiscal Quarter, the payment for that terminal fractional portion of a Fiscal Quarter shall be made within ninety (90) days of the date of termination of this Agreement.

7.2 All payments hereunder shall be paid in U.S. Dollars and shall be made by wire transfer to CWRU’s account [***], or by Licensee’s check sent in accordance with the Section entitled “Notices”.

12

7.3 All payments including but not limited to Royalties, Annual Minimum Royalties and the PMA Milestone Payment payable hereunder which are overdue shall bear interest until paid at a rate equal to the Prime Rate in effect at the date such payments were due plus four percent (4%) per Year, but in no event to exceed the maximum rate of interest permitted by applicable law. This provision for interest shall not be construed as a waiver of any rights CWRU has as a result of Licensee’s failure to make timely payment of any amounts.

8. REPORTS AND AUDITS

8.1 Licensee shall report Quarterly, within thirty (30) days following the end of each Quarter, to CWRU its Net Sales and Revenues for the just-ended Quarter, which are subject to Royalty payments, in reasonable detail sufficient to allow CWRU to confirm the calculation of Net Sales and the Royalties due. Additionally, Licensee shall include in the foregoing reports (i) the number of Licensed Biomarker Tests and Licensed Devices distributed to Third Party commercial entities and (ii) the number of samples taken using Licensed Devices that Licensee (or its Affiliates or Sublicensees or any Third Party acting on behalf of Licensee, its Affiliates or Sublicensee), received, and the tests that Licensee (or its Affiliates or Sublicensees or any Third Party acting on behalf of Licensee, its Affiliates or Sublicensee) performed on the same, in each case during such just-ended Quarter.

8.2 No later than sixty (60) days after June 30 of each calendar year, Licensee shall provide to CWRU a written annual progress report (“Progress Report”) describing progress on research and development, regulatory approvals, manufacturing, sublicensing, marketing and sales during the most recent twelve (12) month period ending June 30 and plans for the forthcoming year. If multiple Licensed Products are being developed, the Progress Report shall provide the information set forth above for each Licensed Product.

8.3 Reserved.

8.4 Licensee shall maintain accurate books and records such that the Royalties due and payable (including, without limitation, pursuant to Section 5.1) can be easily ascertained. Such books and records shall be maintained at Licensee’s principal place of business and shall be available for inspection by CWRU or its representatives during the normal business day upon not less than ten (10) days prior written notice, provided that CWRU or its representatives agree to protect the confidentiality of the information as to the customers of Licensee.

8.5 Licensee shall make available Licensee’s books and records for audit by an accounting firm or representative of CWRU’s selection, and Licensee agrees to cooperate fully in any such audit, provided that the auditors agree to protect the confidentiality of the information as to the customers of Licensee. Any such audit shall not be more frequent than annually and shall only be in respect of the prior thirty-six month period; provided that in no event may CWRU conduct any such audit in respect of any previously audited period. In the event that such audit determines that the amount of Royalties paid to CWRU during the applicable period was in error by more than five (5%) percent, Licensee shall pay the costs of the auditors.

13

9. IMPROVEMENTS AND COLLABORATIONS

9.1 Subject to Section 9.2, (a) Licensee will own all of the right, title and interest in and to any patents, copyrights, mask work rights, trade secrets and any other intellectual property rights (but excluding Patents) that result from the collaboration between the parties or that are developed solely by Licensee employees, consultants (including any of the Inventors that is acting within the scope of services described on Schedule 9.1) or agents, in each case, acting in their capacity as employees, consultants or agents of Licensee, and (b) CWRU will own all of the right, title and interest in and to patents, Patents, copyrights, mask work rights, trade secrets and any other intellectual property rights that are developed solely by CWRU employees (including any of the Inventors), consultants or agents, in each case, acting in their capacity as employees, consultants or agents of CWRU. Notwithstanding the foregoing, nothing in this Agreement shall in and of itself be construed as automatically transferring or conveying, or requiring any CWRU employee, consultant or agent to transfer or convey, the intellectual property rights of CWRU to Licensee. For purposes of this Agreement the term “Inventors” shall mean, collectively, Sanford Markowitz, M.D., Ph.D., Amitabh Chak, M.D. and Joseph Willis, M.D.

9.2 All intellectual property developed by Licensee (solely or jointly with one or more Third Parties) (such intellectual property, the “Licensee Developed IP”) shall be owned by Licensee in accordance with the terms hereof, subject to the remainder of this Section 9.2. The Licensee Developed IP shall be considered “Derivatives” if such intellectual property includes, or is based, in whole or in part, on the Licensed Technology. Notwithstanding the foregoing, such Licensee Developed IP (including all intellectual property developed by Lucid consultants acting within the scope of services described on Schedule 9.1) shall be considered owned by CWRU if, and only if (a) with respect to any Licensee Developed IP that would constitute a Derivative, CWRU has established that it had developed such intellectual property prior to the Effective Date, by way of written records prepared contemporaneously with the development thereof, or (b) CWRU has disclosed in writing to Licensee such intellectual property, which intellectual property shall have been developed by CWRU after the Effective Date but prior to Licensee advising CWRU that it has developed such intellectual property; provided, that, in the case of this clause (b), such intellectual property was not previously disclosed by CWRU (or any of its employees, consultants or agents) to Licensee in the course of any collaboration between the parties, or (c) the Parties determine that such Licensee Developed IP has been developed using or contains information developed from university, federal or other third party funding or resources received by CWRU (collectively, “Outside Funding”) in accordance with Section 9.3.

9.3 If, after the A&R Effective Date, Licensee desires to file a patent that names any of the Inventors as an inventor of such patent, prior to filing such patent (i) Licensee shall obtain written representations from the Inventors that such invention was not developed using and does not contain any information from any Outside Funding, (ii) Licensee shall provide CWRU such patent and a copy of the written representations in order to confirm the accuracy of such representations. CWRU shall have fifteen (15) business days to review such proposed patent filing and to dispute any representations of the Inventor(s). If CWRU determines in good faith, after consultation with Licensee, that the representations of the Inventor(s) are inaccurate regarding the use of Outside Funding, CWRU shall promptly notify Licensee of such determination, and, upon request, provide reasonable documentation to support such determination. Thereafter, such invention shall be considered owned by CWRU. If CWRU does not dispute any representations of the Inventor(s) regarding a proposed patent filing within the fifteen (15) business day review period described herein, such invention shall be considered owned by Licensee and a Derivative (if applicable).

14

9.4 Except as provided in this Section 9, nothing herein shall be deemed to grant any license or rights in any other technology, including any intellectual property developed by the Inventors using Outside Funding and not within the scope of services under Schedule 9.1, in addition to the Licensed Technology.

10. PATENTS AND OTHER INTELLECTUAL PROPERTY

10.1 CWRU Property. Intellectual property rights to Licensed Technology such as Patent(s), patent(s), and Copyrights which may be obtainable will remain the property of CWRU, subject to the proprietary rights concerning Derivatives provided in Section 1.4. Trademarks existing on the Effective Date belong to CWRU.

10.2 Subject to Sections 10.3 and 10.6, Licensee shall bear all expenses associated with the Patent preparation, filing, prosecution and maintenance to protect any Licensed Technology for which there is an invention disclosure (the “Covered Expenses”), and Licensee will reimburse CWRU for all past and future Covered Expenses, within thirty (30) days of the receipt of a reasonably detailed invoice therefor.

10.3 In the event that all or any portion of the Patents are optioned and/or licensed by CWRU to other Third Parties outside the Field of Use, or there is otherwise in effect any Permitted License, Licensee’s obligation to reimburse Covered Expenses shall be reduced on a per capita basis based on the number of such options and/or licenses in effect at any given time. CWRU shall provide Licensee with such information that it requests as is reasonably necessary to verify that any invoices for Covered Expenses have been reduced in accordance with the foregoing (it being agreed and understood that CWRU shall in no event be obligated to provide to Licensee pursuant to this Section 10.3 the identity of any licensee or any other information it is restricted from disclosing).

10.4 CWRU has applied for, and/or will apply for and prosecute Patent coverage, at Licensee’s expense, in any country if so requested by Licensee, for any and all Patents listed in Attachment A and Attachment B, to the extent that such protection is reasonably obtainable.

10.5 CWRU may, at its option and sole discretion and after giving prior written notice to Licensee, pursue patent, copyright and/or trademark rights for Licensed Technology in any country for which coverage has not been requested by Licensee in accordance with Section 10.4 above. CWRU will promptly notify Licensee of all fees it incurs in pursuing such patent, copyright and trademark for Licensed Technology (which notification shall include a reasonably detailed invoice describing the fees incurred). If Licensee does not reimburse CWRU for such fees within thirty (30) days of the receipt of each notification, then Licensee shall have no rights under any Patent in that country.

15

10.6 CWRU has incurred two hundred seventy-two thousand five hundred fifty-two Dollars and ninety-one cents ($272,552.91) in patent expenses for protection of any Licensed Technology for which there is an invention disclosure, invoiced as of May 4, 2018 (together with any Covered Expenses in respect of the period prior to the Effective Date that have not yet been invoiced, the “Past Patent Expenses”). As of the A&R Effective Date, Licensee has paid $50,000 in Past Patent Expenses. Licensee hereby agrees to pay all remaining unpaid Past Patent Expenses on the A&R Effective Date.

10.7 Licensee shall not contest the validity of the Patents.

11. MARKINGS, TRADEMARKS AND TRADE NAMES; DESIGNATED ASSET ASSIGNMENT

11.1 Licensee shall have included in all sales, marketing literature and invoices relating to Licensed Product, a statement to the effect that “this product or portions thereof is manufactured under license from CWRU Western Reserve University” and, if applicable, either “Patent Pending” or, if applicable, reference the Patent number.

11.2 Licensee shall have marked the appropriate portions of all Licensed Product with any applicable United States of America and foreign Patent numbers in accordance with the applicable laws of the countries in which the materials are intended to be used. Licensee shall neither register nor use any CWRU trademarks or trade names.

11.3 Licensee acknowledges that it does not have any rights or any title whatsoever in or to CWRU’s technology, trade name or in or to any of CWRU’s trademarks, except as provided under this Agreement. Any reference by Licensee to CWRU beyond the above may only be done with express written permission of CWRU’s Associate Vice President for Technology Transfer.

11.4 Licensee acknowledges that under [***] policy, Licensee may not use the name of [***] or of any [***] employee in a manner that reasonably could constitute an endorsement of a commercial product or service; but that use for other purposes, even if commercially motivated, is permitted provided that (1) the use is limited to accurately reporting factual events or occurrences, and (2) any reference to the name of [***] or any [***] employees in press releases or similar materials intended for public release is approved by [***] in advance.

11.5 In consideration of the obligations undertaken by Licensee hereunder, CWRU hereby assigns to Licensee, and Licensee hereby assumes, all right, title and interest in all of the assets within the categories set forth on Attachment C (the “Designated Assets”) in CWRU’s possession as of the Effective Date. CWRU hereby represents and warrants that it has good and marketable title to the Designated Assets, free and clear of all liens or encumbrances, and that no consent of any Third Party that has not been obtained is required to make the foregoing assignment, and that the Designated Assets are all of the tangible assets used by CWRU and its agents in the development of the Licensed Technology. CWRU hereby agrees to execute such other agreements and instruments, and to take such other actions, as may be reasonably requested by Licensee from time to time to vest title in the Designated Assets in Licensee.

16

12. TERMINATION

12.1 In the event that Licensee defaults in the payment in full of any amount required to be paid under this Agreement on the date such payment is due, and the payment of such amount is not made within thirty (30) days after written notice of such payment default from CWRU and is not otherwise being disputed by Licensee in good faith, in addition to utilizing any other legal and/or equitable remedies, CWRU shall have the right by written notice to Licensee after such default either (i) to terminate the exclusivity, if any, of the license hereunder (by amending the word “exclusive” in the License Grant to read “non-exclusive”) without any reduction in any of the payments due from Licensee or (ii) to terminate this Agreement. If CWRU terminates this Agreement pursuant to this Section, Licensee shall still pay CWRU any Annual Minimum Royalties due for the next Year thereafter, notwithstanding termination of Licensee’s rights hereunder. In addition, and subject to Section 1.4, in the event of a termination under this Section, Licensee hereby grants to CWRU a fully paid up, perpetual license to use any Licensee Patent(s) necessary to practice any Patent(s) for research, educational and/or administrative purposes.

12.2 In the event that either party to this Agreement defaults in the performance of any of its obligations hereunder (other than any such default described in Section 12.1) and fails to cure such default within sixty (60) days after written notice of such default from such other party, the other party shall have the right by written notice to the defaulting party within sixty (60) days after the expiration of such sixty (60) day period to terminate this Agreement; provided that such sixty (60) day cure period shall be extended by up to an additional ninety (90) days so long as the non-defaulting party reasonably determines in good faith that the defaulting party is diligently taking steps to cure such default.

12.3 The termination of this Agreement shall not terminate (i) the obligation of Licensee to pay any amounts, which have accrued or which are otherwise to be paid by Licensee under Section 12.1 of this Agreement, or (ii) the obligations of Licensee under the Sections entitled “Reports and Audits,” “Patents and Other Intellectual Property,” “Termination,” “Taxes,” “Confidentiality and Trade Secrets,” “Indemnification,” “Insurance,” “Dispute Resolution,” “Infringement,” and “Third Party Beneficiary” hereunder.

12.4 Upon termination of this Agreement, Licensee will immediately discontinue any further use of Licensed Technology and discontinue production of any Licensed Products, except that Licensee’s rights hereunder to use and sublicense to PAVmed, its subsidiaries and/or controlled affiliates the Technology listed in Attachment B (and related Patents and Derivatives thereof) on a royalty-free basis for internal, non-commercial research purposes only, and the parties’ rights and obligations under Section 5.9 (if PAVmed, its subsidiaries and/or controlled affiliates desire to expand such rights outside the Field of Use), shall survive any such termination of this Agreement indefinitely.

17

13. TAXES

Licensee shall pay all taxes which may be assessed or levied on, or on account of, the Licensed Technology, Licensed Product made, used or Disposed of hereunder and all taxes (other than taxes imposed by the United States of America or the State of Ohio or jurisdictions within such State) levied on or on account of the amounts payable to, or for the account of, CWRU under this Agreement.

14. NO WARRANTY

CWRU hereby represents and warrants that: (a) to the best of the knowledge of the CWRU Technology Transfer Office, (i) it is the owner by assignment from the inventors of record of all Patents, (ii) it has provided full, accurate and complete disclosure to Licensee of all material information it is aware of and in its possession relating to the Patents and the Licensed Technology, and (iii) it has not granted licenses or other rights under the Patents, the Licensed Technology or otherwise that are in conflict with the terms and conditions of this Agreement; (b) it has the power and authority to enter into this Agreement; (c) it has taken all necessary action to authorize the execution and delivery of this Agreement by its representatives who carried out such execution and delivery, and to authorize the performance of its obligations hereunder, and (d) there are no outstanding license agreements with any Third Party(ies) that have a field of use that overlaps with the Field of Use.

ALL LICENSED TECHNOLOGY, information, materials, services, intellectual property or other property or rights, granted or provided by CWRU pursuant to this agreement (“DELIVERABLES”) are PROVIDED on an “as is” basis. EXCEPT AS PROVIDED IN SECTION 11.5 AND THIS SECTION 14, CWRU makes no warranties of any kind, either expressed or implied, as to any matter including, but not limited to, warranty of fitness for particular purpose, or merchantability, exclusivity or results obtained from use, nor shall EITHER party HERETO be liable tO the OTHER for THE OTHER’s indirect, special, or consequential damages such as loss of profits or INABILITY to use said intellectual property or any applications and derivations thereof. CWRU does not make any warranty of any kind with respect to freedom from patent, trademark, or copyright infringement, or theft of trade secrets and does not assume any liability hereunder for any infringement of any patent, trademark, or copyright arising from the use of DELIVERABLES. licensee agrees that it will not make any warranty on behalf of CWRU, expressed or implied, to any entity concerning the application of or the results to be obtained with DELIVERABLES.

18

15. costs

All costs and expenses incurred by Licensee in carrying out Licensee’s obligations under this Agreement shall be paid by Licensee, and Licensee shall not be entitled to reimbursement from Royalties hereunder or otherwise therefor from CWRU. Licensee shall possess or obtain at its own expense all necessary licenses and permits and shall comply with all laws, ordinances, rules or regulations affecting the exportation, use, and/or sale or transfer of the Licensed Product, Licensed Technology and/or Derivatives.

16. confidentiality and trade secrets

16.1 “Confidential Information” shall mean any information relating to the Licensed Technology, the terms of this Agreement (as from time to time amended), Patents, copyrights, algorithms, and software covered by this Agreement or information disclosed to either party hereto (the “Receiving Party”) in connection with performance of this Agreement, provided that such information is marked “Confidential” or designated in writing as “Confidential” within thirty (30) days after disclosure to the Receiving Party by the other party (the “Disclosing Party”); provided that for purposes of CWRU’s confidentiality obligations hereunder as the Receiving Party, “Confidential Information” shall only mean the terms of this Agreement (as amended from time to time), and information concerning Licensee’s business, financial condition and prospects, and commercial activities. All such information shall be Confidential Information, including information disclosed prior to the date of this Agreement, unless such information (i) was already in the Receiving Party’s possession prior to the disclosure thereof by the Disclosing Party as provided in this Section 16.1; (ii) has been published or is published hereafter, unless such publication is a breach of this Agreement; (iii) is received by the Receiving Party from a Third Party not under an obligation of confidentiality with respect thereto; or (iv) is independently developed by the Receiving Party’s employees who did not have access to Confidential Information. In the event that such information shall be established to have been known to the Receiving Party prior to the disclosure thereof by the Disclosing Party by reference to any publication thereof by the Receiving Party or by reference to any internal writing or other business record maintained by the Receiving Party in the ordinary course of business, such information shall not be deemed to be Confidential Information for purposes of this Agreement following notification to the Disclosing Party of such fact.

16.2 The Receiving Party shall maintain in confidence and shall not disclose to any person not a party hereto, nor shall the Receiving Party use or exploit in any way without the Disclosing Party’s written agreement, any Confidential Information until three (3) years after the later of the date of the termination of this Agreement or the end of the term of the last to expire Patent, unless such information ceases to be Confidential Information prior to the end of such period through no fault of the Receiving Party or the Receiving Party and the Disclosing Party enter into an agreement authorizing same. Notwithstanding anything to the contrary herein, CWRU may disclose (on a confidential basis) Confidential Information of Licensee to employees and trustees of [***] who have a need to know such information in connection with any activities related to the Licensed Technology by [***] that are permitted hereunder.

16.3 The Receiving Party shall maintain with respect to such Confidential Information a standard of care which is no less than that standard which the Receiving Party maintains to prevent the disclosure of its own most valuable confidential information but in no event shall the Receiving Party exercise less than reasonable care to prevent the disclosure of Confidential Information by its employees or representatives.

19

16.4 Upon termination of this Agreement for any reason, the Receiving Party agrees to return at once to the Disclosing Party, without copying, all originals and copies of all materials (other than this Agreement) containing any Confidential Information of the Disclosing Party in its possession.

16.5 For purposes of this Section the term “Disclosing Party (as it applies to CWRU)” shall include inventors of the Licensed Technology and those working with or under them except that such persons do not have authority to execute an authorizing agreement under Section 16.2.

17. indemnification

Licensee hereby agrees to defend, indemnify and hold harmless CWRU, its trustees, officers, employees, attorneys and agents, including, without limitation, [***] (collectively, the “Indemnified Parties”) from any and all claims relating directly or indirectly to this Agreement (and any reasonable, out-of-pocket expenses or attorney’s fees), arising out of (a) any claims of product liability, personal injury, death, damage to property or violation of any laws or regulations involving Licensee’s or its sublicensee(s)’s acts or omissions in connection with any Patents or the development, use or sale of any Licensed Products, Licensed Technology, Deliverables or Derivatives developed, manufactured, used or sold by Licensee or its sublicensees, (b) the gross negligence or willful misconduct of Licensee, or (c) Licensee’s breach of this Agreement. The previous sentence will not apply to the extent that the relevant claim is determined with finality by a court of competent jurisdiction to result from the gross negligence or willful misconduct of an Indemnified Party. [***] and its trustees, officers, employees, and agents (collectively, “[***]”), will be indemnified, defended by counsel acceptable to [***], and held harmless by Licensee from and against any claim, liability, cost, expense, damage, deficiency, loss, or obligation, of any kind or nature (including, without limitation, reasonable attorneys’ fees and other costs and expenses of defense) (collectively, “Claims”), based upon, arising out of, or otherwise relating to this Agreement or any sublicense, or the use, handling, storage, or disposition of the Licensed Technology by Licensee or others who possess the Licensed Technology through a chain of possession leading back, directly or indirectly, to Licensee, including without limitation any cause of action relating to product liability. The previous sentence will not apply to the extent that the relevant Claim is determined with finality by a court of competent jurisdiction to result from the gross negligence or willful misconduct of an [***]. Notwithstanding any other provision of this Agreement, Licensee’s obligation to defend, indemnify and hold harmless the [***] under this paragraph will not be subject to any limitation or exclusion of liability or damages or otherwise limited in any way.

20

18. insurance

18.1 Throughout the term of this Agreement and for a period of ten (10) years thereafter, Licensee shall obtain and maintain coverage, in full force and effect and at no cost or expense to CWRU or [***], under one or more insurance policies providing:

(i)	Commercial general liability insurance (including, without limitation any event, coverage and any necessary endorsements for products /completed operations, blanket broad form contractual liability as well as for clinical trials if any such trials are to be performed by or on behalf of Licensee) which provides, for each annual policy period, coverage and insurer’s liability of no less than the minimum limits specified in the Section below for injury, death and property damage resulting from each occurrence during the policy period; and

(ii)	Worker’s compensation insurance in respect of all of Licensee’s employees with limits of liability and coverage not less than statutory limits provided by the State of Ohio or other applicable laws and regulations.

18.2 Subject to the further provisions of this Section, the comprehensive commercial general liability coverage shall have the following minimum limits:

(i)	From the Effective Date until the date immediately prior to the Clinical Trial or the First Commercial Sale: one million Dollars ($1,000,000) each occurrence; one million Dollars ($1,000,000) general aggregate (other than product liability). Licensee shall have thirty (30) days following the Effective Date to obtain such coverage.

(ii)	From the date immediately prior to the first Clinical Trial: three million Dollars ($3,000,000) each occurrence, three million Dollars ($3,000,000) general aggregate (other than product liability); three million Dollars ($3,000,000) product liability aggregate.

(iii)	After the date immediately prior to the First Commercial Sale: five million Dollars ($5,000,000) each occurrence; five million Dollars ($5,000,000) general aggregate (other than product liability), five million Dollars ($5,000,000) product liability aggregate.

18.3 Notwithstanding the foregoing, Licensee is at all times required to obtain and maintain levels of insurance appropriate to meet its obligations under this License Agreement, as determined by the Board. Should any of the requirements of this Section 18 not be available in the insurance market at commercially reasonable rates or at all, the parties shall work together in good faith to achieve a commercially reasonable resolution thereof. The specified minimum insurance coverage and limits above do not constitute a limitation on Licensee’s liability or obligation to indemnify or defend any Indemnified Party under this Agreement.

18.4 Each policy of insurance which Licensee is required to obtain hereunder shall (a) be with reputable and financially secure insurance carriers having at least an A rating (A rating or above by A.M. Best) and an A.M. Best Class Size of at least VIII, (b) list each of CWRU and [***] and their respective trustees, officers, employees, faculty, staff, students, agents (including with respect to CWRU, without limitation, [***]), and their respective successors, heirs and assigns as additional insured, (c) be endorsed to provide that the insurer waives all subrogation rights which the insurer otherwise has or could have against any additional insured, (d) be primary in respect of all additional insured, and (e) provide that the identified insurer will not cancel or fail to renew the identified insurance without giving CWRU at least 30 days’ prior written notice thereof.

21

18.5 Within thirty (30) days following the Effective Date, and thereafter no later than the day on which any such policy of insurance is renewed or replaced, Licensee shall provide CWRU with a Certificate of Insurance from each such insurer which evidences compliance by Licensee with its obligations hereunder. Upon the from time to time request of CWRU, Licensee shall provide CWRU with a copy of the policy, status of claims and claims history respecting any of the insurance required to be maintained by Licensee hereunder.

18.6 For the avoidance of doubt, the minimum insurance coverage and limits set forth in this Agreement do not constitute a limitation on Licensee’s liability or obligations to indemnify or defend CWRU or [***] and any other additional insured under this Agreement.

19. breach

No acquiescence in any breach of this Agreement by either party shall operate to excuse any subsequent or prior breach.

20. prior agreement

Except for any confidential disclosure agreement executed by the parties, this Agreement supersedes all previous agreements relating to the subject matter hereof, whether oral or in a writing, and constitutes the entire agreement of the parties hereto and shall not be amended or altered in any respect except in a writing executed by the parties.

21. interpretation

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Ohio, United States of America, without regard to conflict of law principles.

22. dispute resolution

The parties consent to the exclusive jurisdiction of the courts of Cuyahoga County, Ohio to resolve any and all disputes relating to this Agreement. Licensee hereby irrevocably and unconditionally:

(i)	Waives any objection which it may have at any time to the laying of venue of any lawsuit relating to the Agreement being brought in any court located in Cuyahoga County, Ohio, waives any claim that any such lawsuit has been brought in an inconvenient forum, and waives any right to object, with respect to any lawsuit brought in any such court, that such court does not have jurisdiction over Licensee; and

22

(ii)	Consents and agrees to service of any summons, complaint or other legal process in any lawsuit by registered or certified mail, postage prepaid, to Licensee at the address for notices described in the Section entitled “Notices” hereof, and consents and agrees that such service shall constitute in every respect valid and effective service (but nothing herein shall affect the validity or effectiveness of process served in any other manner permitted by law).

23. infringement

23.1 During the term of this Agreement, each party will promptly, and in any event no later than thirty (30) days, report in writing to the other party any actual or threatened infringement of any Patent comprising the Licensed Products of which it becomes aware. With respect to any such actual or threatened infringement in the Field or Use (each, an “Infringement”), each party will provide the other party with all available evidence supporting such actual or threatened Infringement (“Infringement Notice”). The parties will reasonably cooperate with each other to terminate or settle any such Infringement without litigation.

23.2 (a) Licensee will have the first right to commence an action against any such Infringement anywhere in the world at its own expense, provided Licensee gives CWRU sufficient advance notice of its intent to take such action and the reasons therefor. Licensee will have the sole and exclusive right to select counsel for any such Infringement action. Licensee shall bear all costs associated with such Infringement action (including but not limited to attorney’s fees) except that CWRU will cooperate with Licensee in bringing and pursuing such Infringement action as reasonably requested at no cost to Licensee except for reimbursement of reasonable out-of-pocket expenses incurred in rendering such cooperation. Licensee will keep CWRU promptly informed, will regularly consult with CWRU regarding the status of any such Infringement action, and will provide CWRU with copies of all documents filed in, and all material written communications relating to, such Infringement action. If reasonably necessary, CWRU will join as a party to such Infringement action but will be under no obligation to participate except to the extent that such participation is required as the result of being a named party to the Infringement action. CWRU may, at its option and expense, join Licensee in the prosecution or defense of any such Infringement action. Licensee will not settle any such Infringement action without obtaining the prior written consent of CWRU, which consent will not be unreasonably withheld.

(b) If within one hundred and eighty (180) days from the date of the Infringement Notice, the alleged Infringement is not terminated or settled and Licensee has failed to bring any action against the alleged or actual infringer, then CWRU will have the right to bring an action against the alleged or actual infringer at its own expense. CWRU will have the sole and exclusive right to select counsel for any such Infringement action. CWRU shall bear all costs associated with such Infringement action (including but not limited to attorneys’ fees) except that Licensee will cooperate with CWRU in bringing and pursuing such Infringement action as reasonably requested at no cost to CWRU except for reimbursement of reasonable out-of-pocket expenses incurred in rendering such cooperation. CWRU will keep Licensee promptly informed, will regularly consult with Licensee regarding the status of any such Infringement action and will provide Licensee with copies of all documents filed in, and all material written communications relating to, such Infringement action. If reasonably necessary, Licensee will join as a party to such Infringement action but will be under no obligation to participate except to the extent that such participation is required as the result of being a named party to the Infringement action. Licensee may, at its option and expense, join CWRU in the prosecution or defense of such Infringement action. CWRU will not settle any such Infringement action without obtaining the prior written consent of Licensee, which consent will not be unreasonably withheld.

23

(c) If a Third Party brings a law suit or proceeding against CWRU that seeks damages from CWRU based on an allegation(s) that the Licensed Technology infringes the intellectual property of said Third Party (a “Suit”), CWRU shall notify Licensee of such Suit and Licensee shall, at its option, undertake the defense of such Suit at Licensee’s own expense and with counsel reasonably acceptable to CWRU; provided that, Licensee shall not settle any such Suit without CWRU’s prior consent, which consent will not be unreasonably withheld. CWRU shall reasonably cooperate with Licensee in such defense. All reasonable costs and expenses incurred in connection with such cooperation will be borne by the Licensee. If (1) Licensee declines to undertake the defense of the Suit within thirty (30) days of notification thereof; or (2) Licensee fails to subsequently undertake and maintain the defense of the Suit or fails to settle such Suit within one hundred and eighty (180) days of its assumption of the defense thereof, then CWRU shall have the right, exercisable in the sole discretion of CWRU and upon advance notice to Licensee within thirty (30) days after the end of the applicable period in clause (1) or (2) above, to undertake the defense of the Suit at CWRU’s own expense and with counsel reasonably acceptable to Licensee; provided that CWRU shall not settle any such Suit without Licensee’s prior consent, which consent will not be unreasonably withheld. Licensee shall reasonably cooperate with CWRU in such defense. All reasonable costs and expenses incurred in connection with such cooperation will be borne by CWRU. Nothing in this Section 23.2(c) shall be construed as (1) obligating either party to resolve any dispute or to settle or defend any claim, suit or proceeding arising out of Licensee’s manufacture, use or sale of Licensed Products, or (2) prohibiting any party from, at its option and expense, joining in the defense of any Suit in which it is named a party. The party that has undertaken the defense of any Suit will keep the other party promptly informed, will regularly consult with the other party regarding the status of any such Suit and will provide the other party with copies of all documents filed in, and all material written communications relating to, such Suit. If the parties agree to grant a non-exclusive license to settle a Suit with a Third Party, the parties will negotiate in good faith to modify the terms of this Agreement (taking into account that a portion of the equity interest in Licensee originally allocated to CWRU was re-allocated to certain members of CWRU faculty), if necessary to address in an equitable manner the economic consequences of such non-exclusive license.

23.3 Any recovery, whether by way of settlement or judgment, from a Third Party pursuant to a legal proceeding initiated in accordance with Section 23.2 shall first be used to reimburse the party initiating such legal proceedings for its actual fees, costs and expenses incurred in connection with such proceeding. The balance of such recovery shall be divided seventy-five percent (75%) to the party that initiated the legal proceeding and twenty-five percent (25%) to the other party.

24

23.4 Without limiting the generality of Section 23.2, in the event a party initiates or defends a legal proceeding pursuant to Section 23, the other party shall cooperate fully with and supply all assistance reasonably requested by the party initiating such proceeding, including without limitation, joining the proceeding as a party if requested (at the initiating party’s sole cost). Subject to Section 23.2, the party that institutes any legal proceeding concerning any Patent pursuant to Section 23 shall have sole control of that proceeding.

23.5 Notwithstanding the pendency of any Infringement (or other) claim or action by or against Licensee, Licensee shall have no right to terminate or suspend (or escrow) payment of any amounts required to be paid to CWRU pursuant to this Agreement.

24. notices

Any notice under any of the provisions of this Agreement shall be deemed given when deposited in the mail, postage prepaid, registered or certified first class mail and addressed to the applicable party at the address stated on the signature page hereof, or such other address as such party shall specify for itself by like notice to other party. Each party shall transmit to the other a facsimile copy of each such notice promptly after such deposit in the mail.

25. assignment

The Agreement and the rights or obligations contained therein may not be assigned by either party without the prior written consent of the other party; provided, that, Licensee may, without the consent of the other party, assign the Agreement to a Third Party that acquires all or substantially all of the business to which the Agreement relates by merger, sale of assets or otherwise (including a trade sale), provided that the Third Party is bound by all terms, conditions, and obligations of this Agreement, including the payments of Royalties to CWRU, and only if the Third Party agrees in writing to all terms of this Agreement as if the Third Party were Licensee hereunder and Licensee provides such agreement to CWRU for its records.

26. Headings

The section headings contained in this Agreement are set forth for the convenience of the parties only, do not form a part of this Agreement and are not to be considered a part hereof for the purpose of construction or interpretation hereof, or otherwise.

27. EXPORT CONTROLS

It is understood that CWRU is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by Member that Member shall not export data or commodities to certain foreign countries without prior approval of such agency. CWRU neither represents that a license shall not be required nor that, if required, it shall be issued.

28. THIRD PARTY BENEFICIARIES

[***] is not a party to this Agreement and has no liability to any licensee, sublicensee, or user of anything covered by this Agreement, but [***] is an intended third-party beneficiary of this Agreement and certain of its provisions are for the benefit of [***] and are enforceable by [***] in its own name. Except as provided in the preceding sentence of this Agreement, no entity shall be considered a third party beneficiary of this Agreement.

29. BINDING AGREEMENT

Licensee shall not attempt to invalidate or contest the validity of this Agreement.

(The Balance Of This Page Intentionally Left Blank – Signature Page To Follow)

25

in witness whereof, the parties hereto have caused this Agreement to be duly executed in duplicate counterparts, each of which shall be deemed to constitute an original, effective as of the date first above written.

The undersigned verify subject to the penalties of Section 2921.13 of the Ohio Revised Code relating to unsworn falsification to authorities that they have the authority to bind to this Agreement the party on behalf of which they are executing below.

Case Western Reserve University		Lucid Diagnostics Inc.

By:	/s/ Michael J. Haag	By:	/s/ Lishan Aklog, M.D.

Name:	Michael J. Haag	Name:	Lishan Aklog, M.D.
Executive Director Technology Management
Technology Transfer Office
Title:	Case Western Reserve University	Title:	Executive Chairman

Date:	9/7/21	Date:	September 1, 2021

By:	/s/ Michael Lee

Name:	Michael Lee

Title:	Treasurer

Date:	9/7/2021

Address for Notices:	Address for Notices:
Technology Transfer Office
Case Western Reserve University	Lucid Diagnostics Inc.
10900 Euclid Avenue	One Grand Central Place, Suite 4600
Cleveland, OH 44106	New York, NY 10165
Attention: Executive Director	Attention: Lishan Aklog, MD
of Technology Management

Attachment A

Description of Licensed Technology

Attachment B

Description of Licensed Technology

Attachment C

Description of Transferred Assets

Schedule 1.4

Derivatives (as of A&R Effective Date)

Schedule 9.1

Scope of Services